Exhibit 99.1

KIRKLAND’S REPORTS FOURTH QUARTER AND FISCAL YEAR 2024 RESULTS

NASHVILLE, Tenn. (May 1, 2025) — Kirkland’s, Inc. (Nasdaq: KIRK) (“Kirkland’s” or the “Company”), a multi-brand specialty retailer of home décor, housewares and furnishings, announced financial results for the 13-week and 52-week periods ended February 1, 2025.

Fourth Quarter 2024 Summary

•
Net sales of $148.9 million; Consolidated comparable sales decreased 0.6%, inclusive of comparable store growth of 1.6% and e-commerce decline of 7.9% compared to the fourth quarter of fiscal 2023.
•
Gross profit margin of 30.3%.
•
Operating income of $9.2 million.
•
Adjusted EBITDA of $12.0 million.
•
Opened one store and closed 9 stores during the period.

Fiscal Year 2024 Summary

•
Net sales of $441.4 million, with comparable sales decreasing 2.0%, inclusive of comparable store growth of 1.9% and e-commerce decline of 12.9% compared to fiscal 2023.
•
Gross profit margin expanded 50 bps to 27.6% compared to fiscal 2023.
•
Operating loss of $14.0 million, a $10.4 million improvement year-over-year.
•
Adjusted EBITDA was a loss of $2.3 million, a $6.1 million improvement year-over-year.
•
Opened 2 stores and closed 15 stores to end the year with 317 stores.

Management Commentary

Amy Sullivan, CEO of Kirkland’s, said, “Fiscal 2024 was an important year in our transformation journey. We continued to make progress towards the revitalization of our Kirkland’s Home brand with our strategic initiatives, re-engaging our core customer, refocusing our product assortment and strengthening our omni-channel capabilities enabling us to deliver positive brick-and-mortar comparable sales growth throughout the year and achieve significant improvement in bottom-line performance. In addition, through our partnership with Beyond, we began to open up new avenues for growth allowing us to reimagine the future opportunities for our company and each brand.

Ms. Sullivan continued, “While the current environment has become increasingly challenging with the uncertainty around tariffs and the potential impact on consumer behavior, we are executing strategies to navigate the tariff impact while maximizing the assets available to us to accelerate a capital light store conversion strategy that leverages our full house of brands to deliver style and value. We have identified the first of many potential store conversions under the Bed Bath & Beyond Home and Overstock banners that we believe will not only drive stronger brand awareness and customer acquisition but also support our ongoing transformation efforts. We are intently focused on delivering results, returning to profitability and driving value for all of our shareholders.”

Fourth Quarter 2024 Financial Results

Net sales in the fourth quarter of 2024 (13 weeks) were $148.9 million, compared to $165.9 million in the prior year quarter (14 weeks). The decrease was primarily driven by the extra week in the prior year quarter fiscal calendar, a decline in store count of approximately 4% and a decline in e-commerce sales, partially offset by growth in comparable store sales. On a 13-week comparison, comparable sales decreased 0.6% compared to the fourth quarter of 2023, including a 1.6% increase in comparable store sales and a 7.9% decline in e-commerce sales. The decrease in comparable sales was primarily driven by a decrease in consolidated average ticket and e-commerce traffic, partially offset by an increase in consolidated conversion and store traffic.

Gross profit in the fourth quarter of 2024 was $45.1 million, or 30.3% of net sales, compared to $53.0 million, or 32.0% of net sales in the prior year quarter. The decline is primarily a result of lower merchandise margins, due to higher promotional activity, and the deleverage of store occupancy costs, partially offset by lower outbound freight costs.

Operating expenses in the fourth quarter of 2024 were $36.0 million, or 24.1% of net sales, compared to $42.4 million, or 25.5% of net sales in the prior year quarter. The decline in operating expenses was driven by one less week in the fourth quarter of fiscal 2024, lower store and corporate compensation and benefits expenses and reduced advertising costs.

Operating income in the fourth quarter of 2024 was $9.2 million compared to operating income of $10.7 million in the prior year quarter. Adjusted operating income in the fourth quarter of 2024 was $9.7 million compared to $11.3 million in the prior year quarter. Adjusted operating income removes the impact of asset impairment, stock-based compensation expense, severance charges and any financing related legal or professional fees that, due to their nature, did not qualify for capitalization as deferred debt or equity issuance costs.

EBITDA in the fourth quarter of 2024 was $11.5 million compared to $13.5 million in the prior year quarter. Adjusted EBITDA in the fourth quarter of 2024 was $12.0 million compared to $14.2 million in the prior year quarter. Adjusted EBITDA removes the impact of asset impairment, stock-based compensation expense, severance charges and any financing related legal or professional fees that, due to their nature, did not qualify for capitalization as deferred debt or equity issuance costs.

Net income in the fourth quarter of 2024 was $7.9 million, or earnings of $0.51 per diluted share, compared to $10.1 million, or earnings of $0.78 per diluted share in the prior year quarter.

Adjusted diluted net income in the fourth quarter of 2024 was $8.5 million, or adjusted earnings of $0.54 per diluted share, compared to adjusted net income of $10.7 million, or adjusted earnings of $0.82 per diluted share in the prior year quarter. Adjusted net income removes the impact of asset impairment, stock-based compensation expense, severance charges and any financing related legal or professional fees not subject to capitalization.

Fiscal Year 2024 Financial Results

Net sales in 2024 (52 weeks) were $441.4 million, compared to $468.7 million in the prior year (53 weeks). The net sales decrease was primarily driven by a decline in store count of approximately 4%, the extra week in the prior year fiscal calendar and a decrease in e-commerce sales, partially offset by an increase in comparable store sales. On a 52-week comparison, comparable sales decreased 2.0%, which included a 1.9% increase in comparable store sales and a 12.9% decrease in e-commerce sales. The decrease was primarily driven by a decline in consolidated average ticket and e-commerce traffic, partially offset by increased store traffic and conversion.

Gross profit in 2024 was $122.0 million or 27.6% of net sales, compared to $127.0 million or 27.1% of net sales, in 2023. The improvement as a percentage of net sales was primarily a result of favorable outbound freight costs, distribution center costs and depreciation, partially offset by the deleverage of store occupancy costs on the lower sales base and lower merchandise margin.

Operating expenses in 2024 were $136.0 million, or 30.8% of net sales, compared to $151.4 million, or 32.3% of net sales in 2023. The decline in operating expenses was driven by reduced advertising costs, corporate salaries, asset impairment expenses and one less week in fiscal 2024.

Operating loss in 2024 was $14.0 million compared to an operating loss of $24.4 million in 2023, as lower operating costs were partially offset by the decline in gross profit. Adjusted operating loss in 2024 was $12.0 million compared to $20.4 million in 2023.

EBITDA in 2024 was a loss of $4.3 million compared to a loss of $12.4 million in 2023. Adjusted EBITDA in 2024 was a loss of $2.3 million compared to a loss of $8.4 million in 2023.

Net loss in 2024 was $23.1 million, or a loss of $1.77 per diluted share, compared to a net loss of $27.8 million, or a loss of $2.16 per diluted share, in 2023.

Adjusted net loss in 2024 was $17.8 million, or a loss of $1.36 per diluted share, compared to an adjusted net loss of $23.7 million, or a loss of $1.84, in 2023.

Balance Sheet

As of February 1, 2025, inventory was $81.9 million, a 10.5% increase compared to the prior year, mainly due to planning inventory to be higher than the prior year and not selling through inventory in the fourth quarter at anticipated levels.

As of February 1, 2025, the Company had a cash balance of $3.8 million, with $43.0 million of outstanding debt under its $90.0 million senior secured revolving credit facility and $17.0 million in debt to Beyond, Inc. (“Beyond”). As of February 1, 2025, the Company had approximately $4.3 million available for borrowing under the revolving credit facility, after the minimum required excess availability covenant.

Subsequent Events

On February 5, 2025, the Company converted the $8.5 million Beyond convertible note to equity and received $8.0 million in additional equity financing from Beyond.

Subsequent to February 1, 2025, the Company repaid a net $4.1 million under the revolving credit facility and issued $5.1 million in letters of credit.

As of April 30, 2025, the Company is in active discussions to finalize a commitment for an additional $5.0 million from Beyond as an expansion of the existing Beyond Credit Agreement. The funds are intended to be used for general working capital purposes including the conversion of certain locations to Bed Bath & Beyond Home and Overstock stores. The transaction is subject to customary closing requirements and is expected to close next week.

As of May 1, 2025, the Company had $38.9 million of outstanding debt and $5.1 million of letters of credit under its revolving credit facility with minimal availability pending the closing of the expanded term loan. Availability under the Company’s revolving credit facility fluctuates largely based on eligible inventory levels, and as eligible inventory increases in the second and third fiscal quarters in support of the Company’s back-half sales plans, the Company’s borrowing capacity increases correspondingly.

Additional Information Regarding the Company’s 10-K Disclosure

The Company is taking actions to mitigate the impact that the current tariff policy has on its business, as will be detailed in the Company’s 10-K Filing expected to be published no later than May 2, 2025. The Company's assessment includes the preparation of cash flow forecasts considering the financing transactions, annualized savings from the cost-savings initiatives and improvements in profitability and cash flow from operations for a period 12-months after the financial statements are issued. However, there can be no assurance of improved profitability due to potential factors, including, but not limited to, uncertainties surrounding tariff policy and the potential impact on the Company’s sales and margin, especially related to the Company’s imports from China, and the likelihood of challenging macroeconomic conditions that further constrain consumer demand. Given these uncertainties and the consequences they may have on the projected cash flow, there is substantial doubt about the Company’s ability to continue as a going concern for a period of at least 12 months from the date of issuance of the consolidated financial statements.

Based on the going concern uncertainty, the Company is not in compliance with the covenants under the revolving credit facility and the Beyond Credit Agreement and has classified the outstanding borrowings under these agreements as current on the consolidated condensed balance sheet as of February 1, 2025. The Company expects to receive a waiver of this default from both lenders in connection with the financing planned to close next week.

Conference Call

Kirkland’s management will host a conference call to discuss its financial results for the fourth quarter and full year ended February 1, 2025, followed by a question-and-answer period with President and CEO, Amy Sullivan, and EVP and CFO, Mike Madden.

Date: Thursday, May 1, 2025

Time: 9:00 a.m. Eastern Time

Toll-free dial-in number: (855) 560-2577

International dial-in number: (412) 542-4163

Please call the conference telephone number 10-15 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact ICR at KIRK@icrinc.com.

The conference call will be broadcast live and available for replay via the investor relations section of the Company’s website at www.kirklands.com. The online replay will follow shortly after the call and continue for one year.

A telephonic replay of the conference call will be available after the conference call through May 8, 2025.

Toll-free replay number: (877) 344-7529

International replay number: (412) 317-0088

Replay ID: 7522303

About Kirkland’s, Inc.

Kirkland’s, Inc. is a specialty retailer of home décor and furnishings in the United States, currently operating 314 stores in 35 states as well as an e-commerce website, www.kirklands.com, under the Kirkland’s Home brand. The Company provides its customers an engaging shopping experience characterized by a curated, affordable selection of home décor and furnishings along with inspirational design ideas. This combination of quality and stylish merchandise, value pricing and a stimulating in-store and online environment provides the Company’s customers with a unique brand experience. More information can be found at www.kirklands.com.

Forward-Looking Statements

Except for historical information contained herein, certain statements in this release, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures. Forward-looking statements deal with potential future circumstances and developments and are, accordingly, forward-looking in nature. You are cautioned that such forward-looking statements, which may be identified by words such as "anticipate," "believe," "expect," "estimate," "intend," "plan," "seek," "may," "could," "strategy," and similar expressions, involve known and unknown risks and uncertainties, many of which are outside of the Company’s control, which may cause the Company's actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, risks associated with the effect of the transactions entered into with Beyond (the “Transactions”) on the Company’s business relationships; operating results and business generally; unexpected costs, charges or expenses resulting from the Transactions; potential litigation relating to the Transactions that could be instituted against Beyond, the Company or their affiliates’ respective directors, managers or officers, including the effects of any outcomes related thereto; continued availability of capital financing; the ability to obtain the various synergies envisioned between the Company and Beyond; the ability of Kirkland’s to successfully open Bed Bath & Beyond stores; the ability to successfully market the Company’s products to Beyond’s customers and to implement the Company’s plans, forecasts and other expectations with respect to its business after the completion of the Transactions and realize additional opportunities for growth and innovation; risks associated with the Company's liquidity including cash flows from operations and the amount of borrowings under the secured revolving credit facility; the Company’s ability to successfully implement cost savings and other strategic initiatives intended to improve operating results and liquidity positions, the Company’s actual and anticipated progress towards its short-term and long-term objectives including its brand strategy, the risk that natural disasters, pandemic outbreaks, global political events, war and terrorism could impact the Company’s revenues, inventory and supply chain; the continuing consumer impact of inflation and countermeasures, including high interest rates, the effectiveness of the Company’s marketing campaigns, risks related to changes in U.S. policy related to imported merchandise, particularly with regard to the impact of tariffs on goods imported from China and strategies undertaken to mitigate such impact, the Company’s ability to retain its senior management team; volatility in the price of the Company’s common stock, the competitive environment in the home décor industry in general and in the Company's specific market areas, inflation, fluctuations in cost and availability of inventory, increased transportation costs and potential interruptions in supply chain, distribution systems and delivery network, including the Company’s e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of the Company's information or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on March 29, 2024 and subsequent reports. Forward-looking statements included in this release are made as of the date of this release. Any changes in assumptions or factors on which such statements are based could produce materially different results. Except as required by law, the Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

KIRKLAND’S, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

	13-Week Period Ended	14-Week Period Ended
	February 1,	February 3,
	2025	2024
Net sales	$148,895	$165,946
Cost of sales	103,752	112,919
Gross profit	45,143	53,027
Operating expenses:
Compensation and benefits	20,374	23,055
Other operating expenses	14,722	17,931
Depreciation (exclusive of depreciation included in cost of sales)	780	1,051
Asset impairment	77	325
Total operating expenses	35,953	42,362
Operating income	9,190	10,665
Other expense, net	1,541	749
Income before income taxes	7,649	9,916
Income tax benefit	(233)	(201)
Net income	$7,882	$10,117

Net income for dilutive EPS:
Add: Interest on convertible term loan, net of tax	142	—
Net income - diluted	$8,024	$10,117
Earnings per share:
Basic	$0.60	$0.78
Diluted	$0.51	$0.78
Weighted average shares outstanding:
Basic	13,118	12,924
Diluted	15,784	13,025

KIRKLAND’S, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	52-Week Period Ended	53-Week Period Ended
	February 1,	February 3,
	2025	2024
Net sales	$441,360	$468,690
Cost of sales	319,354	341,700
Gross profit	122,006	126,990
Operating expenses:
Compensation and benefits	77,722	82,152
Other operating expenses	54,699	62,863
Depreciation (exclusive of depreciation included in cost of sales)	3,509	4,522
Asset impairment	109	1,867
Total operating expenses	136,039	151,404
Operating loss	(14,033)	(24,414)
Other expense, net	8,783	2,818
Loss before income taxes	(22,816)	(27,232)
Income tax expense	316	519
Net loss	$(23,132)	$(27,751)
Loss per share:
Basic	$(1.77)	$(2.16)
Diluted	$(1.77)	$(2.16)
Weighted average shares outstanding:
Basic	13,068	12,871
Diluted	13,068	12,871

KIRKLAND’S, INC.

UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	February 1,	February 3,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$3,820	$3,805
Inventories, net	81,899	74,090
Prepaid expenses and other current assets	5,585	7,614
Total current assets	91,304	85,509
Property and equipment, net	22,062	29,705
Operating lease right-of-use assets	121,229	126,725
Other assets	7,593	8,634
Total assets	$242,188	$250,573
LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$43,935	$46,010
Accrued expenses and other liabilities	20,183	23,163
Operating lease liabilities	39,355	40,018
Current debt, net	49,199	—
Total current liabilities	152,672	109,191
Operating lease liabilities	95,085	99,772
Long-term debt, net	10,003	34,000
Other liabilities	3,445	4,486
Total liabilities	261,205	247,449
Net shareholders’ (deficit) equity	(19,017)	3,124
Total liabilities and shareholders’ (deficit) equity	$242,188	$250,573

KIRKLAND’S, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

	52-Week Period Ended	53-Week Period Ended
	February 1,	February 3,
	2025	2024
Cash flows from operating activities:
Net loss	$(23,132)	$(27,751)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	9,745	11,980
Amortization of debt issuance costs and original issue discount costs	898	124
Asset impairment	109	1,867
Loss on disposal of property and equipment	17	9
Stock-based compensation expense	1,042	1,186
Loss on extinguishment of debt	3,338	—
Changes in assets and liabilities:
Inventories, net	(7,809)	9,981
Prepaid expenses and other current assets	2,018	(2,525)
Accounts payable	(1,886)	2,186
Accrued expenses and other liabilities	(2,500)	(3,146)
Operating lease assets and liabilities	100	(8,585)
Other assets and liabilities	(1,191)	198
Net cash used in operating activities	(19,251)	(14,476)
Cash flows from investing activities:
Proceeds from sale of property and equipment	38	148
Capital expenditures	(2,390)	(4,779)
Net cash used in investing activities	(2,352)	(4,631)
Cash flows from financing activities:
Borrowings on revolving line of credit	45,100	64,000
Repayments on revolving line of credit	(36,100)	(45,000)
Borrowings on FILO term loan	10,000	—
Repayments on FILO term loan	(10,000)	—
Payment of prepayment penalties on extinguishment of debt	(2,638)	—
Proceeds from Beyond transaction	17,000	—
Payments of debt and equity issuance costs	(1,693)	(1,175)
Cash used in net share settlement of stock options and restricted stock	(51)	(84)
Net cash provided by financing activities	21,618	17,741
Cash and cash equivalents:
Net increase (decrease)	15	(1,366)
Beginning of the year	3,805	5,171
End of the year	$3,820	$3,805
Supplemental schedule of non-cash activities:
Non-cash accruals for purchases of property and equipment	$369	$504
Non-cash accruals for debt issuance costs	534	1,180

Non-GAAP Financial Measures

To supplement our unaudited consolidated condensed financial statements presented in accordance with generally accepted accounting principles (“GAAP”), this earnings release and the related earnings conference call contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted operating income (loss), adjusted net income (loss) and adjusted diluted income (loss) per share. These measures are not in accordance with, and are not intended as alternatives to, GAAP financial measures. The Company uses these non-GAAP financial measures internally in analyzing our financial results and believes that they provide useful information to analysts and investors, as a supplement to GAAP financial measures, in evaluating the Company’s operational performance.

The Company defines EBITDA as net income (loss) before income tax (benefit) expense, interest expense, the loss on extinguishment of debt, other income and depreciation. Adjusted EBITDA is defined as EBITDA adjusted to remove asset impairment, stock-based compensation expense, due to the non-cash nature of this expense, severance charges, as it fluctuates based on the needs of the business and does not represent a normal recurring operating expense, and any financing related legal or professional fees that, due to their nature, did not qualify for capitalization as deferred debt or equity issuance costs.

Adjusted operating income (loss) is defined as operating income (loss) adjusted for asset impairment, stock-based compensation expense, severance charges and financing related legal or professional fees not qualifying for capitalization. The Company defines adjusted net income (loss) as net income (loss) adjusted for the loss on extinguishment of debt, asset impairment, stock-based compensation expense, severance charges, financing related legal or professional fees not qualifying for capitalization and the related tax adjustments. The Company defines adjusted income (loss) per diluted share as adjusted net income (loss) divided by weighted average diluted share count.

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meanings prescribed by GAAP. Use of these terms may differ from similar measures reported by other companies. Each non-GAAP financial measure has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

The following table shows an unaudited non-GAAP measure reconciliation of net income (loss) to EBITDA and adjusted EBITDA (in thousands) for the periods indicated:

	13-Week Period Ended	14-Week Period Ended	52-Week Period Ended	53-Week Period Ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Net income (loss)	$7,882	$10,117	$(23,132)	$(27,751)
Income tax (benefit) expense	(233)	(201)	316	519
Interest expense	1,683	902	5,949	3,317
Loss on extinguishment of debt(1)	—	—	3,338	—
Other income	(142)	(153)	(504)	(499)
Depreciation	2,269	2,862	9,745	11,980
EBITDA	11,459	13,527	(4,288)	(12,434)
Adjustments:
Asset impairment(2)	77	325	109	1,867
Stock-based compensation expense(3)	233	295	1,042	1,186
Beyond transaction costs not qualifying for capitalization(4)	159	—	425	—
Severance charges(5)	58	38	448	995
Total adjustments	527	658	2,024	4,048
Adjusted EBITDA	$11,986	$14,185	$(2,264)	$(8,386)

The following table shows an unaudited non-GAAP measure reconciliation of operating income (loss) to adjusted operating income (loss) (in thousands) for the periods indicated:

	13-Week Period Ended	14-Week Period Ended	52-Week Period Ended	53-Week Period Ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Operating income (loss)	$9,190	$10,665	$(14,033)	$(24,414)
Adjustments:
Asset impairment(2)	77	325	109	1,867
Stock-based compensation expense(3)	233	295	1,042	1,186
Beyond transaction costs not qualifying for capitalization(4)	159	—	425	—
Severance charges(5)	58	38	448	995
Total adjustments	527	658	2,024	4,048
Adjusted operating income (loss)	$9,717	$11,323	$(12,009)	$(20,366)

The following table shows an unaudited non-GAAP measure reconciliation of net income (loss) and diluted earnings (loss) per share to adjusted net income (loss) and adjusted diluted earnings (loss) per share (in thousands, except per share data) for the periods indicated:

	13-Week Period Ended	14-Week Period Ended	52-Week Period Ended	53-Week Period Ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Net income (loss)	$7,882	$10,117	$(23,132)	$(27,751)
Adjustments:
Loss on extinguishment of debt(1)	—	—	3,338	—
Asset impairment(2)	77	325	109	1,867
Stock-based compensation expense(3)	233	295	1,042	1,186
Beyond transaction costs not qualifying for capitalization(4)	159	—	425	—
Severance charges(5)	58	38	448	995
Total adjustments	527	658	5,362	4,048
Tax benefit of adjustments	(22)	(72)	(2)	(6)
Total adjustments, net of tax	505	586	5,360	4,042
Adjusted net income (loss)	$8,387	$10,703	$(17,772)	$(23,709)

Net income (loss) - basic	$7,882	$10,117	$(23,132)	$(27,751)
Add: Interest on convertible term loan, net of tax	142	—	—	—
Net income (loss) - diluted	$8,024	$10,117	$(23,132)	$(27,751)

Adjusted net income (loss) - basic	$8,387	$10,703	$(17,772)	$(23,709)
Add: Interest on convertible term loan, net of tax	142	—	—	—
Adjusted net income (loss) - diluted	$8,529	$10,703	$(17,772)	$(23,709)

Diluted earnings (loss) per share	$0.51	$0.78	$(1.77)	$(2.16)
Adjusted diluted earnings (loss) per share	$0.54	$0.82	$(1.36)	$(1.84)

Diluted weighted average shares outstanding	15,784	13,025	13,068	12,871

(1) Loss on extinguishment of debt includes expenses related to the extinguishment of the FILO Term Loan including a $2.6 million prepayment penalty and the write off of the remaining unamortized debt issuance costs.

(2) Asset impairment charges are related to property and equipment, software costs and cloud computing implementation costs.

(3) Stock-based compensation expense includes amounts amortized to expense related to equity incentive plans.

(4) Consulting and legal fees incurred relating to the Company’s transaction with Beyond that, due to their nature, did not qualify for capitalization as deferred debt or equity issuance costs. Given the magnitude and scope of this strategic transaction, the Company considers the incremental consulting and legal fees incurred not reflective of the ongoing costs to operate its business.

(5) Severance charges include expenses related to severance agreements and permanent store closure compensation costs.